Exhibit 99.1

                Pacific Energy Partners, L.P. to Build
               Crude Oil Pipeline to Cheyenne, Wyoming

    LONG BEACH, Calif.--(BUSINESS WIRE)--April 4, 2006--Pacific Energy Partners, L.P. (NYSE:PPX) ("Pacific Energy") announced that Rocky Mountain Pipeline System LLC ("RMPS"), its wholly-owned subsidiary, has signed a transportation agreement with Frontier Oil and Refining Company, a subsidiary of Frontier Oil Corporation (NYSE:FTO) ("Frontier Oil"), pursuant to which RMPS will construct a new pipeline system from Guernsey to Cheyenne, Wyoming in exchange for Frontier Oil's ten year firm commitment to ship 35,000 barrels per day to support this expansion project. RMPS will also lease to Frontier Oil, on a concurrent basis, approximately 300,000 barrels of storage capacity at Fort Laramie.
    RMPS will construct a new pipeline system consisting of a 24-inch crude oil pipeline, approximately 10 miles in length, from Guernsey to RMPS' Fort Laramie, Wyoming tank farm and a 16-inch crude oil pipeline, approximately 85 miles in length, from Fort Laramie, Wyoming to Frontier Oil's Cheyenne refinery. This project is a natural extension of Pacific Energy's existing pipeline system serving Guernsey and Fort Laramie. Construction will begin in the second quarter of 2006 and is expected to be completed in the second quarter of 2007. The estimated cost of the project is $59 million, $31 million to be spent in 2006 and the remaining $28 million to be spent in 2007. Initial capacity will be 55,000 barrels per day, which can be expanded to a capacity of 90,000 barrels per day.
    "We are excited to be able to construct this new pipeline that will provide additional capacity to satisfy Frontier Oil's growing crude oil feedstock needs," stated Irv Toole, President and Chief Executive Officer. "In addition, there will be a seamless integration of this new pipeline into our existing Rocky Mountain activities. When completed, this pipeline extension is expected to be immediately accretive to distributable cash flow to our limited partners."
    Pacific Energy's previously announced expansion capital budget of $118 million in 2006 will be increased $31 million to $149 million to accommodate this new project.

    About Pacific Energy:

    Pacific Energy Partners, L.P. is a master limited partnership headquartered in Long Beach, California. Pacific Energy is engaged principally in the business of gathering, transporting, storing and distributing crude oil, refined products and other related products. Pacific Energy generates revenues by transporting such commodities on its pipelines, by leasing capacity in its storage facilities and by providing other terminaling services. Pacific Energy also buys and sells crude oil, activities that are generally complementary to its crude oil operations. Pacific Energy conducts its business through two business units, the West Coast Business Unit, which includes activities in California and the Philadelphia, PA area, and the Rocky Mountain Business Unit, which includes five Rocky Mountain states and Alberta, Canada.

    This news release may include "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact included or incorporated herein may constitute forward-looking statements. Although Pacific Energy believes that the forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct including the estimated capital cost of the new pipeline. The forward-looking statements involve risks and uncertainties that may affect Pacific Energy's operations and financial performance. Among the factors that could cause results to differ materially are those risks discussed in Pacific Energy's filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2005.

    For additional information about the partnership, please visit www.PacificEnergy.com.



    CONTACT: Pacific Energy Partners, L.P.
             Jennifer Shigei, 562-728-2871
             fax: 562-728-2881
             email: JShigei@PacificEnergy.com